Exhibit 99.1

LIFETIME BRANDS ANNOUNCES THIRD QUARTER 2008 RESULTS

GARDEN CITY, NY, November 6, 2008 – Lifetime Brands, Inc. (Nasdaq: LCUT), North America’s leading resource for nationally branded kitchenware, tabletop and home décor products, today announced results for the three months ended September 30, 2008.

For the third quarter of 2008, Lifetime’s net sales totaled $140.6 million, as compared to net sales of $143.5 million for the same period in 2007. Including $17.0 million in sales due to the June 2008 acquisition of the business and certain assets of Mikasa, Inc., net sales for the Company’s wholesale segment increased slightly to $124.3 million from $123.2 million for the prior-year period. Net sales for the Company’s direct-to-consumer (“DTC”) segment were $16.4 million for the 2008 third quarter as compared to $20.3 million for the 2007 period. This decline was due primarily to the closing of 30 outlet retail stores in the first quarter of 2008. Comparable DTC segment store sales declined 5.0% for the quarter.

The Company reported a net loss of $0.7 million, or $0.06 per diluted share, compared to net income of $6.8 million, or $0.47 per diluted share, for the third quarter of 2007. The Company’s results for the 2008 third quarter included a charge of $4.6 million, which was primarily non-cash, or approximately $0.25 per diluted share, related to the closing of its remaining 53 outlet retail stores and related restructuring activity. Excluding this charge, the Company’s net income would have been $2.3 million, or $0.19 per diluted share.

Jeffrey Siegel, Chairman, President and Chief Executive Officer, commented, “Although the recent economic uncertainty and weak retail environment made the third quarter extremely challenging, Lifetime is weathering the storm and seizing opportunities to grow market share across all categories. Our acquisition of Mikasa has turned out to be every bit as beneficial as we expected, providing us with many opportunities to strengthen our existing placement and open new doors. Our organic sales held up relatively well, with the shortfall in the third quarter primarily reflecting reduced sales to Canadian customers, who are now serviced through our Canadian strategic alliance, plus lower sales to certain retailers that are liquidating or in financial trouble, such as Linens ‘N Things, which historically accounted for approximately 3% of Lifetime’s sales. In 2009, we expect most, if not all, of these sales to be absorbed by other retailers who are customers of Lifetime.

“Our initiatives to reduce inventory and improve distribution efficiency continue to yield results and the closing of our retail stores is proceeding smoothly. With all the stores expected to be closed by year-end, the DTC segment, which also includes the Internet and catalog business that we will continue to operate, should contribute to the Company’s earnings in 2009. In the last four quarters, the DTC segment had approximately $8 million in pretax losses, excluding restructuring expenses. The elimination of these losses will boost profits substantially.”

Separately, the Company announced that its Board of Directors declared a regular quarterly cash dividend of $0.0625 per share, payable on November 28, 2008 to shareholders of record on November 14, 2008.

Lifetime has scheduled a conference call Thursday, November 6, at 11:00 a.m. ET to discuss its third quarter 2008 results. The dial-in number for the call is (706) 634-1218. A replay of the call will also be available through Thursday, November 13, 2008 and can be accessed by dialing (706) 645-9291, conference ID #68507205.

A live webcast of the conference call will be broadcast in the Investor Relations section of the Company’s web site, www.lifetimebrands.com. For those who cannot listen to the live broadcast, an audio replay of the call will also be available on the site.

About Lifetime Brands, Inc.

Lifetime Brands is North America’s leading resource for nationally branded kitchenware, tabletop and home décor products. The Company markets its products under many of the industry’s best known brands, including Farberware®, KitchenAid®, Pfaltzgraff®, Mikasa®, Cuisinart®, Block®, Calvin Klein®, CasaModa®, Cuisine de France®, Gorham®, Hoffritz®, International® Silver, Joseph Abboud™, Kamenstein®, Kirk Stieff®, Melannco®, Nautica®, Pedrini®, Roshco®, Sabatier®, Sasaki®, Towle® Silversmiths, Tuttle®, Wallace® and Vasconia®. Lifetime’s products are distributed through most major retailers in North America.

The information herein contains certain forward-looking statements including statements concerning the Company’s future prospects. These statements involve risks and uncertainties, including risks relating to general economic conditions and risks relating to the Company’s operations, such as the risk of loss of major customers and risks relating to changes in demand for the Company’s products, as detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

Non-GAAP Financial Measures

This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release is a reconciliation of these non-GAAP financial measures to the comparable financial measures calculated in accordance with GAAP.

COMPANY CONTACT:	INVESTOR RELATIONS:
Christian G. Kasper	Harriet Fried / Jody Burfening
Senior Vice President	Lippert/Heilshorn & Assoc.
(516) 203-3590	(212) 838-3777
chris.kasper@lifetimebrands.com	hfried@lhai.com

LIFETIME BRANDS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	September 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$160	$4,172
Accounts receivable, less allowances of $15,193 at 2008 and $16,400 at 2007	85,055	65,030
Inventory	170,633	143,684
Deferred income taxes	8,067	7,925
Prepaid expenses and other current assets	9,407	7,267
Prepaid income taxes	9,061	―
TOTAL CURRENT ASSETS	282,383	228,078

PROPERTY AND EQUIPMENT, net	49,688	54,332
GOODWILL	27,432	27,432
OTHER INTANGIBLES, net	34,645	35,383
INVESTMENT IN GRUPO VASCONIA, S.A.B.	24,357	22,950
OTHER ASSETS	3,122	3,240
TOTAL ASSETS	$421,627	$371,415

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Short-term borrowings	$60,700	$13,500
Accounts payable	34,735	21,759
Accrued expenses	30,492	31,504
Income taxes payable	―	4,520
TOTAL CURRENT LIABILITIES	125,927	71,283

DEFERRED RENT & OTHER LONG-TERM LIABILITIES	19,369	14,481
DEFERRED INCOME TAX	8,527	8,211
LONG-TERM DEBT	55,200	55,200
CONVERTIBLE NOTES	75,000	75,000

STOCKHOLDERS’ EQUITY
Common stock, $.01 par value, shares authorized: 25,000,000; shares issued and outstanding: 11,985,123 in 2008 and 11,964,388 in 2007	120	120
Paid-in capital	115,903	113,995
Retained earnings	21,898	33,250
Accumulated other comprehensive loss	(317)	(125)
TOTAL STOCKHOLDERS’ EQUITY	137,604	147,240
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$421,627	$371,415

LIFETIME BRANDS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007

Net sales	$140,624	$143,470	$331,217	$338,628

Cost of sales	86,096	84,534	200,989	197,537
Distribution expenses	14,104	13,068	40,260	38,100
Selling, general and administrative expenses	32,464	32,116	94,750	91,541
Restructuring expenses	4,595	―	7,582	―

Income (loss) from operations	3,365	13,752	(12,364)	11,450

Interest expense	(2,255)	(2,578)	(6,401)	(5,659)
Other expense	―	(121)	―	(121)

Income (loss) before income taxes and equity in earnings of Grupo Vasconia, S.A.B.	1,110	11,053	(18,765)	5,670

Income tax benefit (provision)	(2,174)	(4,258)	7,557	(2,184)
Equity in earnings of Grupo Vasconia, S.A.B., net of taxes	390	―	1,354	―

NET INCOME (LOSS)	$(674)	$6,795	$(9,854)	$3,486

BASIC INCOME (LOSS) PER COMMON SHARE	$(0.06)	$0.52	$(0.82)	$0.26

DILUTED INCOME (LOSS) PER COMMON SHARE	$(0.06)	$0.47	$(0.82)	$0.26

Note:

Basic income (loss) per common share has been computed by dividing net income (loss) by the weighted average number of shares of the Company’s common stock outstanding. Diluted income (loss) per common share adjusts net income (loss) and basic income (loss) per common share for the effect of all potentially dilutive shares of the Company’s common stock. The calculations of basic and diluted income (loss) per common share for the three and nine months ended September 30, 2008 and 2007 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
	(in thousands, except per share amounts)
Net income (loss)- basic	$(674)	$6,795	$(9,854)	$3,486
Net interest expense, 4.75% Convertible Notes	―	654	―	―
Net income (loss)- diluted	$(674)	$7,449	$(9,854)	$3,486

Weighted average shares outstanding – basic	11,985	13,002	11,973	13,197
Effect of dilutive securities:
Stock options	―	139	―	147
4.75% Convertible Notes	―	2,679	―	―
Weighted average shares outstanding – diluted	11,985	15,820	11,973	13,344
Basic income (loss)- per common share	$(0.06)	$0.52	$(0.82)	$0.26
Diluted income (loss) – per common share	$(0.06)	$0.47	$(0.82)	$0.26

The computation of diluted income per common share for the three months ended September 30, 2008 and 2007 excludes: (i) options to purchase 1,786,150 shares and 1,495,500 shares, respectively; and (ii) 2,678,571 shares of the Company’s common stock issuable upon the conversion of the Company’s 4.75% Convertible Notes and related interest expense. The computation of diluted income (loss) per common share for the nine months ended September 30, 2008 and 2007 excludes: (i) options to purchase 1,791,650 shares and 1,560,767 shares, respectively; and (ii) 2,678,571 shares of the Company’s common stock issuable upon the conversion of the Company’s 4.75% Convertible Notes and related interest expense. These shares were excluded due to their antidilutive effect.

LIFETIME BRANDS, INC.

Supplemental Information

Reconciliation of GAAP to Non-GAAP Operating Results

(In thousands, except per share data)

(unaudited)

Three months ended September 30, 2008
Reconciliation of net loss as reported to net income as adjusted:
Net loss as reported	$(674)
Add: Restructuring expenses, net of taxes	2,987
Net income as adjusted	$2,313

Reconciliation of diluted loss per common share as reported to diluted income per common share as adjusted:
Diluted loss per common share as reported	$(0.06)
Add: Restructuring expenses, net of taxes	0.25
Diluted income per common share as adjusted	$0.19